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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JULY 9, 1999 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER (AS DEFINED BELOW) BY J.P. MORGAN SECURITIES INC. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

General Nutrition Companies, Inc.

at

$25.00 Net Per Share
by

Numico Investment Corp.

an indirect wholly-owned subsidiary of

Koninklijke Numico N.V.

(Royal Numico)

Numico Investment Corp., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Koninklijke Numico N.V., a company incorporated under the laws of The Netherlands ("Numico"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of General Nutrition Companies, Inc., a Delaware corporation (the "Company"), at $25.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 9, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 5, 1999, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of July 5, 1999 by and among the Company, Numico and the Purchaser. Pursuant to the Merger Agreement, after completion of the Offer, and subject to the satisfaction or waiver of all conditions to the Merger, the Purchaser will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares which are held by the Company, Numico or the Purchaser or by stockholders exercising dissenters' rights under Delaware law) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $25.00 per Share in cash, or any higher price per Share paid pursuant to the Offer, without interest thereon. The Merger Agreement is more fully described in the Offer to Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT HOLDERS OF SHARES TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN
SECTION 12 OF THE OFFER TO PURCHASE.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to IBJ Whitehall Bank & Trust Company (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, except as provided in the Merger Agreement, (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer or (iv) delay acceptance for payment or payment for Shares, subject to applicable laws, until satisfaction or waiver of the conditions to the Offer.

The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, August 5, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may also be withdrawn at any time after September 6, 1999, unless theretofore accepted for payment as provided in the Offer to Purchase.

For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signatures(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, Numico, the Dealer Manager (listed below), the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or Dealer Manager. Such additional copies will be furnished at the Purchaser's expense.

THE INFORMATION AGENT FOR THE OFFER IS:

MACKENZIE
PARTNERS, INC.

156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)

or

CALL TOLL-FREE (800) 322-2885

THE DEALER MANAGER FOR THE OFFER IS:

J.P. MORGAN & CO.

60 Wall Street
New York, New York 10260
(212) 648-6926

July 9, 1999